EXHIBIT 99.1
                                                                   ------------

                                  PRESS RELEASE


                       ACTRADE FINANCIAL TECHNOLOGIES LTD.
                        ANNOUNCES ADDITIONAL DEVELOPMENTS


         NEW YORK, NY - JUNE 10, 2003 - Actrade Financial Technologies Ltd. ("Actrade" or the "Company") announced today that, effective immediately, Actrade and all of its subsidiaries will cease writing any new business and will not issue new Trade Acceptance Drafts. Actrade will promptly seek to reduce operating expenses, while focusing primarily on collecting the Company's outstanding TADs receivable, and on the sale process described below.

         The Company also announced that, pursuant to its previously announced plan to seek to maximize value for all of the Company's creditors and stockholders, it is, with the assistance of its financial advisor, Anderson, Weinroth & Partners, LLC, continuing to pursue a sale of the Company. Although the Company is engaged in discussions with potential buyers, there can be no assurance that the Company will consummate a sale transaction.

                                      * * *

         Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results or events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties due to the Company's pending litigation and ongoing internal evaluation and regulatory and law enforcement investigations, each as described in the Company's recent press releases, including the Company's December 12, 2002 and subsequent press releases. Other factors that may cause results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to: uncertainties regarding the possibility of restatements of documents previously filed by the Company with the United States Securities and Exchange Commission (the "SEC"), including


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restatements of the Company's financial statements; uncertainties regarding the ability of the Company to finalize a pending settlement of the obligations of certain bankrupt customers of the Company and the Taiwanese parent corporation of certain of those customers, as well as the Company's claims under certain related surety bonds, all as more fully described in the Company's Current Report on Form 8-K dated May 13, 2003; additional facts found by the Company in connection with the issues that are the subject of an internal evaluation; uncertainties regarding the Company's Chapter 11 bankruptcy process; uncertainties regarding the Company's ability to be successful in pursuing a sale transaction, the Company's ability to find a qualified buyer, or that a sale will actually increase creditor or stockholder value; uncertainties regarding the Company's ability to collect on all its outstanding receivables as they come due; and those factors discussed in the Company's Form 10-Q for the quarter ending March 31, 2002, which is on file with the SEC. Additional risks and uncertainties in connection with a sale transaction include, without limitation, material contingencies provided for in a sale transaction, amendment of the terms of, delay in implementation of or termination of any transaction agreement and the Company's ability to retain key employees during the sale transaction process. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.